EMPLOYMENT AGREEMENT
                              --------------------

                THIS AGREEMENT entered in to on this the 2nd day March 1998 by and between Dynamic Imaging Group, Inc., a Colorado corporation, having its principal place of business at 3418 N. Ocean Blvd., Fort Lauderdale, Florida 33308 (herein after referred to as "THE COMPANY") and Gary K. Morgan (herein after referred to as "Executive").

                WHEREAS, The Company desires to employ Executive as a Director and Chairman of the Board; and the Executive is willing to accept employment, all subject to the tens and conditions set forth herein.

                NOW THEREFORE, in consideration of the mutual covenants contained herein, as well as other valuable considerations, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Employment Term: Subject to the tens and conditions hereof The Company hereby employs. Executive and Executive hereby accepts employment by The Company for a period commencing on the 27th day of February, 1998 and continuing until February 28, 2003. This Agreement shall automatically be extended at the end of its term for an additional five year period unless Executive gives written notice of intent not to extend the Agreement 60 days prior to the end of the term of the Agreement.

         2 Duties: Executive shall serve The Company as Chairman of the Board of Directors reporting directly to the Board of Directors of The Company. Executive shall serve and prepare all documentation demeaned necessary and which are related directly or indirectly to his position as Chairman of the Board.

         2.1 Executive shall perform such Executive, administrative, development, marketing, programming and other duties as are indicative of the office he holds and as may, from time to time, be assigned to him by the Board of Directors. He shall devote such time which is reasonable and necessary for the performance of his position.

         3. Compensation: As base compensation for the services to be rendered by Executive hereunder The Company shall pay Executive in Dynamic Imaging Group, Inc., as of February 27, 1998 One Hundred Twenty Thousand Dollars ($120,000.00) per year. In addition, the Executive will receive a bonus of 2.5% of gross receipts actually collected by the Company, to maximum of 10% of the gross profit, and a discretionary expense account equal to a maximum of 10% of the Executives base pay. Each additional year from year one the Executive shall have an increase in base pay of not legs than lot of the previous


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         years base salary. The actual increase in base salary for which the
         Executive is entitled will be determined by a majority vote of the Board of Directors. The Executive will also be given an EXecutive profit/incentive plan in which he will share profits/incentives with other Executives and Key personnel. This profit/incentive plan will be a separate agreement between Company and Executive to be attached to this agreement. As the Executive will be required to travel to best represent the interests of the Company, the Company will provide the Executive with an automobile for his sole use while employed with the Company. The type and budget for this vehicle will be determined by a majority vote of the Board of Directors. Company will pay all expenses affiliated with the operation of said vehicle.

         3.1 Vacation and Benefits: Executive shall receive 3 weeks paid vacation for the first year of employment and an additional week of vacation for each additional year of employment with a maximum of 10
         (Ten) weeks per year. Should Executive elect not to utilize any or all of his vacation time, the Company will pay executive his proportionate base salary for each vacation week not taken. Executive may accrue vacation time at his own discretion. The Company will provide for the Executive and his family paid major medical and dental insurance as well as other benefits offered by the Company to it's employees.

         4. Termination on Disability or Death:

                a) In the event that the Executive, due to physical or mental disability or incapacity, is unable to substantially perform his duties hereunder, The Executive may, upon 10 days prior written notice, terminate this Agreement and be excused from any further acts to be performed pursuant to this Agreement. The Company agrees to maintain at it's expense a disability policy payable to the Executive upon the occurrence of any of the above situations and in an amount sufficient to compensate the Executive for his base salary, and all benefits for which he is entitled under this contract for as long as he is disabled or incapacitated.

                b) The Company will maintain, at it's expense, a life insurance policy sufficient to pay the Executives survivors the full amount of the Executives ownership in the Company, as well as the balance of any compensation owed the Executive in accordance with this agreement. The Company will purchase additional life insurance as the amounts and types of compensation due the Executive change. the beneficiary on all insurance pplicies shall be the spouse of the Executive. In the case of the Executive not being married, the beneficiary shall be any other designate of the Executive.

         5. Termination for Certain Causes: In the event of a breach of any provision this Agreement, the Executive shall have 30 days to cure such default.

         6. Confidentiality: Executive understands and hereby acknowledges that as a result of his employment with the Company, he will necessarily become informed of, and have access to certain valuable and confidential information of The Company and any of its subsidiaries, joint ventures and affiliates including, without limitations, trade secrets, technical information, know-how, plans, specifications, identity of customers and suppliers, and that such information, even though it may be developed or otherwise acquired by Executive in trust and solely far The Companies benefit. Accordingly, Executive hereby agrees that he shall not at any time either during or subsequent to his employment hereunder, use, reveal, report, furnish transfer or otherwise disclose to any person, corporation or other entity, any of The Companies confidential information without the prior written consent of The Company.

         6.1 Upon the termination of his employment with The Compauy tor any reason whatsoever, Executive shall promptly deliver to The Company all drawings, manuals, letters, notes, notebook, reports, computer diskettes and copies thereof and all other materials, including, without, limitation, those of a secret and confidential nature, relating to The Companies business which are in Executive possession or control.

         7. Non-Competition: Executive agrees that, during the term of this Agreement, not, directly or indirectly:

         (a) Solicit or attempt to solicit business of any customers of The Company.

         (b) Otherwise divert or attempt to divert from The Company any business whatsoever:

         C) Solicit or attempt to solicit for any business endeavor any employee of The Company.

         (d) Interfere with any business relationship between the Company and any other person; or

         (e) Render any services as an offica, director, employee, partner, lender or in connection with any person who is so engaged.

         8. Remedies: Because the Company does not have an adequate remedy at las5 to protect its business from Executives competition or to protect its interest in its trade secrets, privileged, proprietary or confidential information and similar commercial assets, The Company shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of Section 7 and B, be available to The Company. In the event of such a breach, in addition to any other remedies, The Company shall be entitled to receive from Executive payment of, or reimbursement for, its reasonable attorney' fees and disbursements incurred in enforcing any such provisions.

         9. Survival: The provisions of Section 6, 7, and B shall survive termination of this Agreement.

         10. Entire Agreement: This Agreement sets forth the entire understanding of the parties and mergers and supersedes any prior or ccintemporaneous Agreements between the parties pertaining to the subject matter hereof. This Agreement may not be changed or terminated orally, and no change, termination or attempted waiver of any provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provides, however, that the Executive`s compensation may be increased at any time by The Company without in any way affecting any of the terms and conditions of this Agreement, which in all other respects shall remain in full force effect. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement of such party's tight thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

         11. Successors and Assigns: Neither party shall have the right to~ assign this personal Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of The Compafly to another entity, or upon the merger or consolidation of The Company with another entity, this Agreement shall inure to the benefit of, and be binding upon, both Executive and the entity purchasing such assets, business and goodwill, or surviving such merger Or consolidation, as the case may be, in the same manner and to the sane extent as though such other entity were The Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and bind, the parties hereto and their legal representatives, heirs, successors and assigns.

         12. Additional Acts: Executive and The Company each agrees that they shall, as often as requested to do so, execute, acknowledge and deliver and file, or cause to be executed, acknowledge and delivered and filed, any and all further instruments, Agreements or documents as may be necessary or expedient in order to consummate the transactions provided for in this Agreement and do


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         any and all further acts and things as may be necessary or expedient in order to carry out the purpose and intent of this Agreement.

         13. Communication: All notices, request, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth at the beginning of this Agreement, or to do such other address a any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

         14. Construction: The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise affect the construction of the terms or provisions hereof. References in this Agreement to Sections are sections of this Agreement.

         15. Cpunterparts: This Agreement mAy be executed in multiple counterparts, each of which shall, be deemed to be one and the same instnuuent.

         16. Attorney's Fees: In any action to enforce the provision of this Agreement, the prevailing party shall be entitled to reimbursement of reasonable attorney's fees and cost from the non-prevailing party.

         17. Severability: If any provision of this Agreement is held to be invalid or unenforceable by a court or tribunal of competent jurisdiction, such invalidity or urtenforceability shall not affect the validity and enforceability of the other provision held to be invalid or unenforceable shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

         18. Governing Law: This Agreement is made and executes and shall be governed by the laws of the State of Florida.

         19. Indemnification: The Company agrees to indemnify and hold Executive harmless for any action taken by Executive within the scope of his employment which The Company authorizes or directs Executive to take.

         IN WITNES5 WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth.

                                                   Dynamic Imaging Group, Inc.


                                             By: /s/ Roland Breton
                                                 -------------------------------
                                                 Roland Breton-Director

                                             By: /s/ Howard I. Storfer
                                                 -------------------------------
                                                 Howard I. Storfer-Director

                                                 /s/ Gary R. Morgan
                                                 -------------------------------
                                                 Gary R. Morgan-Executive


                                                          Date:
                                                               -----------------

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                        ADDENDUM TO EMPLOYMENT AGREEMENT
                        --------------------------------
                                OF GARY R. MORGAN
                                -----------------

             Executive is entitled to purchase Five Hundred Thousand (500,000) shares of free trading common stock per calendar year in each year of employment at the par value of .80 per share. The company will loan the Executive all funds necessary to purchase shares interest free. The said loan must be repaid prior to the expiration of the Executives contract. As this benefit is available to other Exccutives/ Key Personnel, all Executives will be given the option of borrowing said Rinds from the company equally and at the same time. Should sufficient funds not be available for all Executives to exercise their options totally, said funds will be divided equally among those Executives wishing to exercise their purchase option. Should Executive not exercise his option to purchase all or part of said stock, the unpurchased amount will accrue.


Approved by the Board of Directors:

/s/ Howard I. Storfer
------------------------------
Howard I. Storfer-Director

/s/ Roland Breton
------------------------------
Roland Breton-Director